Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233207 and 333-226582) on Forms S-3 and S-8 of our report dated March 4, 2022, with respect to the consolidated financial statements of Berry Corporation (bry).

/s/ KPMG LLP
Los Angeles, California
March 4, 2022